Exhibit 99.1

FOR IMMEDIATE RELEASE

Thursday, September 15, 2011

Gannett Chairman and CEO to take medical leave of absence

McLean, VA – Gannett Co., Inc. (NYSE: GCI) announced today that chairman and chief executive officer Craig A. Dubow will take a leave of absence to address continuing issues relating to prior medical conditions. Gracia C. Martore, president and chief operating officer, will serve as principal executive officer during his absence as she did during a prior medical leave in 2009.

Duncan M. McFarland, presiding director, said: “We wish Craig well during this difficult personal time. The Board has confidence in Gracia and our very capable management team to run the day to day operations of the Company, and we believe Gannett won’t miss a beat at this important juncture.”

“I believe Gannett is in very good hands as we continue to transform the Company and position it for a successful future,” said Dubow.

About Gannett

Gannett Co., Inc. (NYSE: GCI) is an international media and marketing solutions company that informs and engages more than 100 million people every month through its powerful network of broadcast, digital, mobile and publishing properties. Our portfolio of trusted brands offers marketers unmatched local-to-national reach and customizable, innovative marketing solutions across any platform. Gannett is committed to connecting people – and the companies who want to reach them – with their interests and communities. For more information, visit www.gannett.com.

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For media inquiries, contact:	For investor inquiries, contact:
Robin Pence	Jeffrey Heinz
Vice President, Corporate Communications	Director, Investor Relations
703-854-6049	703-854-6917
rpence@gannett.com	jheinz@gannett.com